Exhibit 99.1

Retractable Technologies, Inc. Reports 61.0% Sales Increase for the First Quarter of 2010

LITTLE ELM, Texas, May 19, 2010—Retractable Technologies, Inc. (NYSE AMEX: RVP), a leading maker of safety medical devices, reported net sales of $8.5 million for the three months ended March 31, 2010, a 61% increase over net sales for the three months ended March 31, 2009.

Domestic sales accounted for 88.2% and 78.8% of the revenues for the three months ended March 31, 2010 and 2009, respectively.  International sales accounted for the remaining revenues.  Domestic revenues increased 80.1% principally due to higher average prices and higher volumes.  Most of the increase in domestic revenues is attributable to sales of the 1mL and 3mL syringes.  International revenues decreased 10.1% due primarily to lower volumes mitigated by higher prices.  Overall, unit sales increased 27.6%.  Domestic unit sales increased 47.9% due to increased sales to our major domestic distributors and filling orders from the Department of Health and Human Services from 2009.  International unit sales decreased 14.3%.  Domestic unit sales were 78.1% of total unit sales for the three months ended March 31, 2010.

Gross profit increased 181% primarily due to higher revenues and lower unit costs.  The average cost of manufactured product sold per unit decreased by 3.9% due to higher volumes.  Profit margins can fluctuate depending upon, among other things, the cost of product manufactured and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 39.5% due to higher gross sales.

Operating expenses increased 6.9%.  The increase was mitigated by the effect of cost cutting measures taken in 2009. Compensation costs declined $270,000 and 401(k) matching expense declined $26,000. Other related costs such as travel and entertainment, marketing expense, and consulting declined $176,000. General and administrative costs increased due primarily to stock options and litigation expense.  The decrease in expense for Sales and marketing was attributable primarily to lower compensation costs.  Research and development costs increased $163,000 due to impairment charges mitigated by lower compensation costs.

Loss from operations decreased 46% due principally to higher gross profit.

The Company’s effective tax rate on the net loss before income taxes was 0.1% and 2.6% (benefit) for the three months ended March 31, 2010 and March 31, 2009, respectively.

There are two charges to our Statement of Operations in the first quarter of 2010 that are nonrecurring or are not typical of a manufacturing company.  These charges include litigation costs and stock option expense (a noncash charge which will be fully amortized at the end of the second quarter of 2010).  Were it not for these two charges, our Net earnings applicable to common shareholders for the quarter would have been approximately $350,000 and our Net income would have been approximately $700,000.  There would be no federal income tax impact since we have net operating loss carryforwards which would have eliminated the tax obligation.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on May 17, 2010 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse. Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Patient Safe® syringes’ unique luer guard reduces the risk of luer tip contact contamination and the risk of contamination of intravenous fluid. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation (as it affects our costs as well as market access); our ability to maintain favorable supplier arrangements and relationships; our ability to receive royalties from Baiyin Tonsun Medical Device Co., Ltd.; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com